Exhibit 11

                      Computation of Per Share Earnings


                     Lannett Company, Inc and Subsidiary


               STATEMENT RE COMPUTATION OF PER SHARE EARNINGS



                                             Three months ended September 30
                                        ------------------------------------------
                                        1999       1999         1998          1998
                                        ----       ----         ----          ----
                                      Net Income   Shares     Net Income      Shares

Basic earnings per share factors     $  230,242     5,206,128   $ 58,325    5,206,128

Effect of potentially dilutive
  option plans and debentures:

 Interest on debentures              $   45,370                 $ 46,000

 Conversion on debentures                           8,632,630              10,328,000

Employee stock options                                   --                    43,486
                                     ----------   -----------   --------   ----------

Diluted earnings per share factors   $  275,612    13,838,758   $104,325   15,577,614
                                     ----------   -----------   --------   ----------

Basic earnings per share             $     0.04                 $  0.01

Diluted earnings per share           $     0.02                 $  0.007



Options to purchase 180,000 shares, 5,200 shares and 4,000 shares of common stock at $1.38 per share, $3.78 per share and $4.38 per share, respectively, were outstanding at September 30, 1999, but were not included in the computation of diluted earnings per share because to do so would be antidilutive.
These securities could potentially be dilutive in the future.